                                                                   Exhibit 10.27

                            STOCK PURCHASE AGREEMENT

                                      among

                          CRAIG WIRELESS HONOLULU INC.,

                           CRAIG WIRELESS NEVADA INC.,

                          CRAIG WIRELESS SYSTEMS INC.,

                                       and

                          FIXED WIRELESS HOLDINGS, LLC

                         Dated as of September 30, 2004

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1 DEFINITIONS ...................................................     1
ARTICLE 2 PURCHASE AND SALE OF SHARES ...................................     7
   Section 2.1     Purchase and Sale of the Shares ......................     7
   Section 2.2     Purchase Price .......................................     7
   Section 2.3     Payment of Purchase Price ............................     7
   Section 2.4     Closing ..............................................     7
ARTICLE 3 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ..........     7
   Section 3.1     Organization and Power; Subsidiaries and
                   Investments ..........................................     7
   Section 3.2     Authorization; Enforceability ........................     8
   Section 3.3     Capitalization. ......................................     8
   Section 3.4     No Breach ............................................     9
   Section 3.5     No Conflict of Interest ..............................     9
   Section 3.6     Financial Statements .................................    10
   Section 3.7     FCC Matters. .........................................    10
   Section 3.8     Leases ...............................................    12
   Section 3.9     Tower Leases. ........................................    12
   Section 3.11    Brokers ..............................................    14
   Section 3.12    Litigation; Proceedings ..............................    14
   Section 3.13    Tax Returns and Payments .............................    14
   Section 3.14    Environmental Protections ............................    15
   Section 3.15    Disclosure ...........................................    16
   Section 3.16    Purchaser's Acknowledgement ..........................    16
ARTICLE 4 ...............................................................    17
REPRESENTATIONS AND WARRANTIES OF EACH RELATED PARTY ....................    17
   Section 4.1     Authorization of Transactions ........................    17
   Section 4.2     Absence of Conflicts .................................    17
   Section 4.3     Litigation ...........................................    17
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER ...................    17
   Section 5.1     Organization and Power ...............................    17
   Section 5.2     Authorization; Enforceability ........................    18
   Section 5.3     Absence of Conflicts .................................    18
   Section 5.4     Litigation ...........................................    18
   Section 5.5     Brokers ..............................................    18
ARTICLE 6 COVENANTS AND OTHER AGREEMENTS ................................    18
   Section 6.1     Covenants of Seller ..................................    18
   Section 6.2     Exclusivity ..........................................    19
   Section 6.3     Consummation of Transactions .........................    19

   Section 6.4     Compliance with Law ..................................    20
   Section 6.5     Certain Notices ......................................    20
   Section 6.6     Confidentiality ......................................    20
   Section 6.7     Further Assurances ...................................    21
   Section 6.8     FCC Qualifications ...................................    21
   Section 6.9     Consents .............................................    21
   Section 6.10    Employee Matters .....................................    21
   Section 6.11    U.S. Reorganization ..................................    21
   Section 6.12    Assumed Liabilities ..................................    22
   Section 6.13    Change of Name .......................................    22
   Section 6.14    Canadian Reorganization ..............................    22
ARTICLE 7 CONDITIONS TO CLOSING .........................................    22
   Section 7.1     Conditions to the Obligations of Both Parties ........    22
   Section 7.2     Conditions to the Obligations of Seller ..............    23
   Section 7.3     Conditions to the Obligations of Purchaser ...........    23
ARTICLE 8 ...............................................................    24
TERMINATION .............................................................    24
   Section 8.1     Termination ..........................................    24
   Section 8.2     Effect of Termination ................................    25
ARTICLE 9 SURVIVAL AND REMEDIES .........................................    25
   Section 9.1     Survival .............................................    25
   Section 9.2     Seller Indemnification ...............................    25
   Section 9.3     Purchaser Indemnification ............................    27
   Section 9.4     Tax Matters. .........................................    27
   Section 9.5     Indemnification Procedures ...........................    29
   Section 9.6     Offset Against Equipment Lease Agreement Obligation. .    30
ARTICLE 10 MISCELLANEOUS ................................................    30
   Section 10.1    Entire Agreement .....................................    30
   Section 10.2    Amendments and Waivers ...............................    30
   Section 10.3    Remedies Cumulative ..................................    30
   Section 10.4    Assignment ...........................................    30
   Section 10.5    Notices ..............................................    30
   Section 10.6    Governing Law; Jurisdiction; Waiver of Jury Trial. ...    31
   Section 10.7    Expenses .............................................    32
   Section 10.8    Invalidity ...........................................    32
   Section 10.9    Counterparts .........................................    32
   Section 10.10   Headings .............................................    32

                             SCHEDULES AND EXHIBITS

Exhibit A - Canadian Reorganization

Schedule A      - Leases
Schedule B      - Tower Sites
Schedule 3.3    - Capitalization
Schedule 3.4    - No Breach
Schedule 3.5    - No Conflict
Schedule 3.7(a) - Licenses and Leases
Schedule 3.7(b) - Applications
Schedule 3.7(c) - Claims
Schedule 3.7(d) - Interference
Schedule 3.8    - Leases
Schedule 3.9    - Tower Leases
Schedule 3.10   - Agreements
Schedule 3.14   - Environmental Protections
Schedule 6.12   - Assumed Liabilities

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of September 30, 2004 (the "Effective Date"), by and among Craig Wireless Honolulu Inc., a Hawaii corporation (the "Company"), Craig Wireless Nevada Inc., a Nevada corporation ("Seller"), Craig Wireless Systems Inc., a Canadian federal corporation ("CWS"), and Fixed Wireless Holdings, LLC, a Delaware limited liability company ("Purchaser"). Seller, the Company, CWS and Purchaser may be referred to herein as "Parties" or each a "Party."

     A. The Company owns and operates a wireless cable system using MMDS and ITFS channels (each as defined below) to serve the Island of Oahu ("System").

     B. Seller owns all of the issued and outstanding shares of the capital stock of the Company (the "Shares"). CWS owns all of the outstanding shares of the capital stock of Seller.

     C. Seller desires to sell to Purchaser (or Purchaser's designee), and Purchaser desires to acquire from Seller, all of the Shares, all on the terms and subject to the conditions set forth herein.

     D. Prior to the Closing, the Company intends to sell all its equipment, settle certain of its accounts payable, terminate its employees and operations and transfer any excess cash to the Seller and the Buyer acknowledges such intended actions.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

     "Actual Knowledge" means (i) in the case of Seller, the Company or any Related Party, the actual knowledge of Boyd Craig and Gord Johannson, without having made due enquiry (ii) in the case of Purchaser, the actual knowledge of Noelle Beams without having made due enquiry.

     "Acquisition Proposal" means any offer or proposal for, or any indication of interest in (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction involving the Company or (ii) the acquisition, directly or indirectly, of (A) an interest in the voting securities of the Company or (B) any interest in the Licenses or Leases, other than the Transactions.

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, alone or through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, "control" (including the terms "controlling" and "controlled") means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

     "Agreement" means this Purchase Agreement and all Exhibits and Schedules hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

     "Agreement Regarding Manitoba Operations" means the Agreement Regarding Manitoba Operations dated on or about the Effective Date, among the Parties to this Agreement.

     "Ancillary Documents" means the Loan Documents, the Equipment Lease Agreement, the Investment Documents, and any documents executed or delivered by a Party pursuant thereto.

     "Assumed Liabilities" is defined in Section 6.12.

     "Balance Sheet" is defined in Section 3.6.

     "Balance Sheet Date" is defined in Section 3.6.

     "Best of the Knowledge" means (i) in the case of Seller, the Company or any Related Party, the knowledge of Boyd Craig and Gord Johannson, after due enquiry
(ii) in the case of Purchaser, the knowledge of Noelle Beams after due enquiry.

     "Business" means the Company's business of operating the System.

     "Business Day" means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in Seattle, Washington.

     "Canadian Reorganization" means the steps described in the attached Exhibit A.

     "Channels" means the ITFS Channels and the MMDS Channels.

     "Claim" is defined in Section 9.5(a).

     "Closing" is defined in Section 2.4.

     "Closing Date" is defined in Section 2.4.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" is defined in the preamble.

     "Confidential Information" means any and all information regarding the business, finances, operations, products, services, business plans, market launch schedules, product pricing, and customers of either Party or its Affiliates, in written or oral form or in any other medium.

     "Consents" means all consents and approvals of Governmental Authorities or other third parties necessary to authorize, approve or permit the Parties hereto to consummate the Transactions.

     "Damages" means any and all losses, claims, demands, liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any Person, and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties, investigatory expenses, consultants' fees, and reasonable attorneys' fees and costs, of every kind and description, contingent or otherwise.

     "Disclosing Party" is defined in Section 6.6.

     "Effective Date" is defined in the introductory paragraph.

     "Equipment Lease Agreement" means the Equipment Lease Agreement between Purchaser or its designee and the Joint Venture with respect to the Joint Venture's lease or use of NextNet Base Station Equipment, in form and substance satisfactory to Purchaser in its sole discretion.

     "Employees" means the employees of the Company.

     "FCC" means the Federal Communications Commission or any successor agency thereof.

     "Final Order" means an action or decision of the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (iv) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

     "Financial Statements" is defined in Section 3.6.

     "GAAP" means Generally Accepted Accounting Principles in the United States.

     "Governmental Authority" means a Federal, state or local court, legislature, governmental agency (including the United States Department of Justice), commission or regulatory or administrative authority or instrumentality.

     "Indebtedness" means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances;

(ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by such Person); (iii) all obligations in respect of letters of credit, whether or not drawn, and bankers' acceptances issued for the account of such Person; (iv) all capitalized lease liabilities of such Person, but not leases characterized as operating leases on such Person's financial statements; (v) all interest rate protection agreements of such Person (valued on a market quotation basis); (vi) all obligations of such Person secured by a contractual lien; (vii) all guarantees of such Person in connection with any of the foregoing; (viii) all outstanding checks that will ultimately be funded through such Person's line of credit or other borrowed money and (ix) any accrued interest, prepayment premiums or penalties related to any of the foregoing.

     "Indemnification Threshold" is defined in Section 9.5(d).

     "Investment Documents" means the agreements pursuant to which Purchaser, or Purchaser's designee, acquires an ownership interest in the Joint Venture.

     "ITFS" means Instructional Television Fixed Service to be known as the Educational broadband Service on the effective date of the FCC's new rules adopted in Docket 03-66.

     "ITFS Channels" means each channel listed in the ITFS Licenses.

     "ITFS Licenses" means the licenses granted by the FCC authorizing the construction and operation of ITFS Channels in the markets listed in Schedule 3.7(a), covering the households per ITFS Channel listed therein.

     "Joint Venture" means the entity in which Seller is, or will be, an investor, that will be used to develop wireless spectrum opportunities in Manitoba, Canada.

     "Law" means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

     "Leases" means the lease agreements pursuant to which the Company holds the rights under the ITFS Licenses and which are listed in Schedule A.

     "Licenses" means the the MMDS Licenses and any other FCC authorizations held by the Company.

     "Liens" means any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind.

     "Loan" is defined in Section 2.3.

     "Loan Documents" means the Loan Agreement between the Parties and the other agreements and documents that relate to the Loan and that are referred to in the Loan Agreement.

     "Material Adverse Effect" means any event, circumstance, change, occurrence or effect (collectively, "Events") that, individually or taken together with all other Events, has or would be reasonably anticipated to have in the future a material and adverse effect upon the assets, liabilities, financial condition, operating results of the Company.

     "MMDS" means Multipoint Distribution Service to be known as the Broadband Radio Service upon the effective date of the FCC's new rules adopted in Docket 03-66.

     "MMDS Channels" means each channel listed in the MMDS Licenses.

     "MMDS Licenses" means the licenses granted by the FCC authorizing the Company to construct and operate MMDS Channels in the markets listed in Schedule 3.7(a), covering the households per MMDS Channel listed therein.

     "NextNet Base Station Equipment" means the equipment identified in the Equipment Lease Agreement.

     "Noncompete Agreement" means the Noncompete Agreement between the Joint Venture and Seller, CWS and their Affiliates (the "Noncompete Parties") entered into in connection with the Joint Venture and the Investment Agreements, pursuant to which the Noncompete Parties agree not to compete with the business of the Joint Venture.

     "Party" or "Parties" is defined in the preamble.

     "Person" means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, Governmental Authority, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such person as the context may require.

     "Pre-Closing Tax Period" is defined in Section 9.4.

     "Proceeding" means any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Government Agency or any arbitrator or arbitration panel.

     "Purchase Price" is defined in Section 2.2.

     "Purchaser" is defined in the preamble.

     "Purchaser Indemnified Parties" is defined in Section 9.2.

     "Receiving Party" is defined in Section 6.6.

     "Rejected Liabilities" is defined in Section 6.12.

     "Related Party" means CWS and, following the execution and delivery of joinders to this Agreement as contemplated under Section 6.11, each of CWI and Newco and, subsequent to the Canadian Reorganization, and following the execution and delivery of a joinder to this Agreement as contemplated under
Section 6.14, means New Holdco as referred to therein.

     "Seller" is defined in the preamble.

     "Seller Indemnified Parties" is defined in 9.3.

     "Shares" is defined in Recital B.

     "System" is defined in Recital A.

     "Taxes" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limitation, all income or profits taxes (including but not limited to federal and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums, and other taxes or similar governmental charges.

     "Tower Leases" means the agreements relating to the use by the Company of Transmission Towers or other transmission equipment (and the embedded software and intellectual property rights incorporated therein) on the Tower Sites.

     "Tower Sites" means any real property used or occupied by the Company on which Transmission Towers used by the Company are located, which may include separate towers, building roof-tops and other locations and which are listed in Schedule B.

     "Tower Subleases" means the agreements under which the Company is a lessor, sublessor or licensor of, or makes available for use to any Person, any Tower Site or portion thereof that is the subject of a Tower Lease.

     "Transmission Towers" means any towers or other "antenna structures" as defined by the FCC in Part 17 of the FCC Rules.

     "Transactions" means the transactions contemplated by this Agreement and the Ancillary Documents.

     "U.S. Reorganization" shall mean the transactions described below and any transaction in furtherance thereof:

     (a) Craig Wireless Systems Inc. will incorporate a new subsidiary ("Newco") under the Canada Business Corporations Act;

     (b) CWS will transfer the shares it holds in Craig Wireless Nevada Inc. to Newco in exchange for shares of Newco;

     (c) Craig Wireless International Inc. ("CWI") will transfer the shares it holds in SkyCable International Inc. ("SkyCable") to Newco in exchange for shares of Newco;

     (d)  Seller and SkyCable will merge; and

     (e) The proceeds of the sale of the equipment owned by the Company will be distributed to Seller.

                                    ARTICLE 2
                           PURCHASE AND SALE OF SHARES

     Section 2.1 Purchase and Sale of the Shares. Subject to the terms and conditions set forth herein and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing, the Seller shall sell to Purchaser, and Purchaser shall purchase from the Seller, the Shares, free and clear of all Liens (other than any restrictions under the Securities Act of 1933, as amended).

     Section 2.2 Purchase Price. The purchase price for the Shares shall be Ten Million Dollars ($10,000,000) (the "Purchase Price").

     Section 2.3 Payment of Purchase Price. The Purchaser is making a loan to Seller prior to the Closing, in the amount of $10,000,000 (the "Loan"), upon the terms and subject to the conditions stated in the Loan Documents. The Purchase Price shall be payable at the Closing by means of a credit against the outstanding balance of the Loan.

     Section 2.4 Closing. Upon the terms and subject to the conditions hereof, the closing of the sale of the Shares ("Closing") shall take place at the offices of Davis Wright Tremaine LLP, 2600 Century Square, 1501 Fourth Avenue, Seattle, WA 98101, within five (5) Business Days following the date on which the last condition under Article 7 has been satisfied or waived, or at such other time and place as the Parties may mutually agree. The date on which Closing occurs is called the "Closing Date."

                                    ARTICLE 3
              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

     As a material inducement to Purchaser to enter into this Agreement and purchase the Shares to be purchased by it hereunder, Seller and the Company represents and warrants to Purchaser that:

     Section 3.1 Organization and Power; Subsidiaries and Investments. Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Hawaii is the only jurisdiction in which the ownership of properties or the conduct of the Business requires the Company to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Seller and the Company have all requisite power and authority and all licenses, permits and authorizations necessary to own and operate their respective assets and to carry on the Business as now conducted. Seller and the Company have all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents and to perform their respective obligations hereunder and thereunder. The Company does not own or control (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person. The articles of incorporation and bylaws of the Company that have previously been furnished to Purchaser reflect all amendments thereto and are correct and complete. The corporate records and minute books of the Company (complete and up-to-date copies of which were provided to the Purchaser and its counsel for review) contain complete and accurate minutes of all meetings of the directors and shareholders of the Company held since its incorporation, and original signed copies of all resolutions and by-laws duly passed or confirmed by the directors or shareholders of the Company other than at a meeting. The stock ledgers and register of directors and any similar corporate records of the Company are complete and accurate.

     Section 3.2 Authorization; Enforceability. The execution, delivery and performance by Seller and the Company of this Agreement, the Ancillary Documents and each of the Transactions have been duly and validly authorized by Seller and the Company and, other than the Consents, no other act or proceeding on the part of Seller and the Company or their boards of directors or stockholders is necessary to authorize the execution, delivery or performance by Seller and the Company of this Agreement or any Ancillary Document or the consummation of any of the Transactions. This Agreement has been duly executed and delivered by Seller and the Company, and this Agreement constitutes, and the Ancillary Documents upon execution and delivery by Seller and/or the Company, as applicable, will each constitute, a valid and binding obligation of Seller and/or the Company, respectively, enforceable against each in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     Section 3.3 Capitalization.

          (a) The attached Schedule 3.3 accurately sets forth the authorized and outstanding equity of the Company and the name and number of shares held by Seller as at the Effective Date.

          (b) All of the issued and outstanding shares of the Company (i) have been duly authorized, are validly issued, fully paid and nonassessable, (ii) are not subject to, nor were they issued in violation of, any preemptive rights, and
(iii) are owned of record and beneficially by Seller.

          (c) Except for this Agreement and as may be set forth on Schedule 3.3, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the

Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor.

          (d) There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company.

          (e) Except as set forth on Schedule 3.3, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the equity of the Company.

          (f) The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity. At the Closing, Purchaser shall receive all capital stock of the Company free and clear of all Liens (other than restrictions on transfer arising under the Securities Act of 1933, as amended, and state or foreign securities laws and restrictions on transfer imposed or regulated by the FCC).

          (g) Except as set forth on Schedule 3.3, there are no statutory or contractual preemptive rights, rights of first refusal or similar rights or restrictions with respect to the sale of the Shares hereunder.

          (h) The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer and sale of the Shares hereunder does not require any registration under any applicable federal or state securities laws.

     Section 3.4 No Breach. Except as set forth on Schedule 3.4, the execution, delivery and performance by Seller and the Company of this Agreement and the Ancillary Documents and the consummation of each of the Transactions (including, without limitation, the purchase and sale of the Shares) do not and will not (a) violate or conflict with any of their respective certificates or articles of incorporation, bylaws or other organizational documents; (b) violate or conflict with in any material respect, result in any material breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Lease, License, Tower Lease, Tower Sublease or other agreement listed on Schedule 3.10; (c) result in the creation or imposition of any Lien upon any assets or any of the equity of the Company; (d) require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Authority or other Person or entity, other than the Consent of the FCC, under the provisions of (i) any Law to or by which the Company or any of the Company's assets are subject or bound or (ii) any Lease, License, Tower Lease, Tower Sublease or other agreement listed on Schedule 3.10; or (e) violate in any material respect any law, statute, regulation, rule, judgment, decree, order, stipulation, injunction, charge or other restriction of any Governmental Authority to or by which Seller or the Company or any of their assets are subject or bound.

     Section 3.5 No Conflict of Interest. Except as set forth in Schedule 3.5, the Company is not indebted, directly or indirectly, to any of its officers, directors, stockholders or Employees or to their respective Affiliates, spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of Employees. None of the Company's officers, directors, stockholders or any members of their immediate families are, directly or indirectly, indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that officers, directors and/or stockholders of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with the Company. None of the Company's officers, directors or stockholders or any members of their immediate families are, directly or indirectly, interested in any material contract with the Company. Except as set forth on Schedule 3.5, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

     Section 3.6 Financial Statements. The Company has provided to Purchaser the following financial statements ("Financial Statements"): (a) a balance sheet at December 31, 2003, together with the related statements of operations, stockholders' equity and cash flows for the fiscal year then ended, and the report thereon of Deloittes LLP, chartered accountants and (b) an unaudited balance sheet (the "Balance Sheet") at August 31, 2004 (the "Balance Sheet Date"), and the related statements of income and cash flows for the twelve months then ended, prepared by the Company. Such financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly the financial condition of the Company at the balance sheet dates and the results of its operations for the periods therein specified, and (iii) have, in all material respects, been prepared in accordance with GAAP applied on a basis consistent with prior accounting periods (except as may be indicated in the notes thereto and except for, with respect to unaudited financial statements, the absence of footnotes). Specifically, but not by way of limitation, the Balance Sheet discloses all of the debts, liabilities and obligations of any nature (whether absolute, accrued or contingent and whether due or to become due) of the Company at the Balance Sheet Date which, individually or in the aggregate, are material and which in accordance with GAAP would be required to be disclosed in the Balance Sheet. The Balance Sheet includes appropriate reserves for all Taxes and other liabilities accrued at the Balance Sheet Date but not yet payable. The Company's books and records are, in all material respects, maintained in accordance with GAAP. Nothwithstanding the foregoing, the amounts set forth in the Financial Statements relating to indebtedness owing to Wellington West promissory notes may not be accurate as they do not take into account the exchange rate or the interest rate charged on such notes.

     Section 3.7 FCC Matters.

          (a) The information set forth on Schedule 3.7(a) is true, correct, and complete. True and complete copies of the Licenses and Leases have been delivered to Purchaser. There is no condition imposed by the FCC as part of any of the MMDS Licenses, or to the Seller's Actual Knowledge, the ITFS Licenses, that is neither set forth on the face of the MMDS or ITFS Licenses as issued by the FCC nor contained in the FCC Rules applicable generally to stations of the type, nature and class or location of the Station. The Licenses and the ITFS Licenses, constitute all authorizations from the FCC necessary or required for and/or used in the operations of the Business as of the Effective Date. The

MMDS Licenses, and to the Seller's Knowledge, the ITFS Licenses, have been granted to the Company by Final Order and are (and will be on the Closing Date) in full force and effect.

          (b) Except as set forth on Schedule 3.7(b), no application, action or proceeding is pending for the modification of the MMDS Licenses, or to the Seller's Actual Knowledge, the ITFS Licenses. Except for actions or proceedings affecting MMDS and ITFS facilities generally, no application, action or proceeding is pending, or to the Actual Knowledge of Seller and the Company, threatened, against Seller or the MMDS Licenses, the ITFS Licenses or Leases which could result in (i) the denial of an application for renewal for the MMDS Licenses, or to the Seller's Actual Knowledge, the ITFS Licenses, (ii) revocation, forfeiture, non-renewal or suspension of the MMDS Licenses, or to the Seller's Actual Knowledge, the ITFS Licenses, (iii) issuance of a cease-and-desist order, or (iv) the imposition of any fines, penalty, damages or other sanctions by a Governmental Authority relating to the operation of the MMDS Licenses, or to the Seller's Actual Knowledge, the ITFS Licenses. There are no facts or circumstances existing that would give rise to any such denial, revocation, suspension or any proceeding with the FCC or any other Governmental Authority.

          (c) Except as set forth on Schedule 3.7(c), no Person other than the Company has any right, title, interest or claim in or to the MMDS Licenses and, to the Actual Knowledge of the Seller, no person other than the applicable ITFS licencee and the Company has any right, titles, interest or claim in or to the ITFS Licenses.

          (d) Except as set forth on Schedule 3.7(d), the Company has not agreed to accept or allowed any electromagnetic interference from any other FCC licensees, permittees or applicants with respect to the MMDS Licenses, and to the Seller's Actual Knowledge, the ITFS Licenses and/or Channels. Except as set forth on Schedule 3.7(d), no such licensees, permittees or applicants have agreed to accept electromagnetic interference from the Company with respect to their respective facilities.

          (e) The Company is in compliance with all applicable Laws except for any non-compliance that, individually or in the aggregate, will not have a material adverse effect on the MMDS Licenses, and to the Seller's Actual Knowledge, the ITFS Licenses, or the Leases, or on Seller's or the Company's ability to consummate the Transactions. Since the filing of the initial application for the Licenses, the Company has complied in all material respects with FCC Laws applicable to the Licenses, including without limitation the Communication Act of 1934, as amended. Since the issuance of the Licenses, the Company has complied in all material respects with all of the terms and conditions of the Licenses. Except as set forth in Schedule 3.7(a), the Licenses are free and clear of all Liens and are unimpaired by any acts or omissions of the Company, its agents, assignees and licensees. Except as set forth in
Schedule 3.7(a), all material documents, FCC applications and notifications and annual reports required to be filed at any time by the Company with the FCC with respect to the Licenses have been timely filed or the time period for such filing has not lapsed. All such documents filed since the date that the Licenses were issued are correct in all material respects. All amounts owed to the FCC in connection with the Licenses have been timely paid.

          (f) The facilities subject to the Licenses for which certification or modification of completion of construction has been filed with the FCC are operating and have been operating, without interruption, except where such interruption would not be material and would not put the Licenses at any risk before the FCC, in material compliance with the Licenses therefore and the FCC Laws. The Company has not deconstructed any station since notifying the FCC that such station was constructed. The Company is not transmitting from or otherwise operating any facility that is not the subject of a license of the FCC. None of the facilities subject to the Licenses, (i) is authorized pursuant to an authorization which is subject to successful challenge before the FCC or any court of competent jurisdiction or (ii) is subject to any lease, sublease or any agreement to make it available to a third party. None of the facilities subject to the Licenses are operating pursuant to special temporary or developmental authority. To the Company's Actual Knowledge, the ITFS Licenses are in compliance with the FCC's educational programming requirements.

     Section 3.8 Leases. The Company has delivered to Purchaser true and complete copies of the Leases. Except as set forth on Schedule 3.8, the Leases are in full force and effect, are free from any claims, liabilities or Liens and are unimpaired by any acts or omissions of the Company, its Affiliates, agents, assignees and licensees. The Company has valid leasehold interests in the Leases. Except as set forth on Schedule 3.8, since entering into the Leases, the Company has complied in all material respects with all of the terms and conditions of the Leases. Except as set forth on Schedule 3.8, neither the Company nor, to the Actual Knowledge of Seller and the Company, any other party to any of the Leases has failed to comply with or is in material breach or material default thereunder; and, to the Actual Knowledge of Seller and the Company, no condition exists or event has occurred and is continuing as of the date hereof and the Closing which, with or without the lapse of time or the giving of notice, or both, would constitute a material default by any party under any Lease.

     Section 3.9 Tower Leases.

          (a) Schedule 3.9 sets forth a true and complete list of the following information in relation to each of the Tower Leases: (i) the market in which the lease is used, (ii) the expiration date of the lease, (iii) the name of the lessor, (iv) the antenna structure registration number, (v) the address or location of the leased premises or Tower Site, and (vi) the monthly, quarterly or annual rent, as applicable, payable under such Tower Lease. True and complete copies of the Tower Leases have been provided by the Company to Purchaser. The Tower Leases set forth on Schedule 3.9 are all of the Tower Leases that are necessary to use the equipment associated with each Tower Site, and to access such equipment in connection with such use.

          (b) Except as set forth in Schedule 3.9(b), with respect to the Tower Leases, (i) each of the Tower Leases is valid, binding on the Company and, to the Actual Knowledge of Seller and the Company, each other party thereto and in full force and effect, enforceable by the Company in accordance with its terms;
(ii) except as set forth on Schedule 3.9 and as contemplated by this Agreement, the Company has not assigned, pledged, transferred, or otherwise disposed of or granted any Lien on its rights, titles and interests under any of the Tower Leases to any other Person, nor, to the Actual Knowledge of Seller and the Company, has any other party to the Tower Leases so assigned, pledged, transferred, granted any Lien on, or otherwise disposed of any of its rights, title and interests thereunder; (iii) neither the Company nor, to the Actual Knowledge of Seller and the Company, any other party to any of the Tower Leases has failed to comply with or is in material breach or material default thereunder; and (iv) except as set forth on Schedule 3.9, to the Actual Knowledge of Seller and the Company, no condition exists or event has occurred and is continuing as of the date hereof and the Closing which, with or without the lapse of time or the giving of notice, or both, would constitute a material default by any party under any Tower Lease.

          (c) There are no Tower Subleases.

          (d) To the Actual Knowledge of Seller and the Company, all of the Transmission Towers located on the Tower Sites are obstruction-marked and lighted to the extent required by, and in accordance with, the rules and regulations of the Federal Aviation Administration (the "FAA") and the FCC Rules. To the Actual Knowledge of Seller and the Company, appropriate notification to the FAA and registration with the FCC has been made for each Transmission Tower located on the Tower Sites and owned, leased or used by Seller where required by the rules and regulations of the FAA or the FCC Rules, as applicable.

     Section 3.10 Agreements.(a) Except as set forth in Schedule 3.5, and except as contemplated by the U.S. Reorganization, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, Affiliates or any Affiliate thereof.

          (b) Except as set forth on Schedule 3.10, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000,
(ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to market, distribute or sell the Company's services to any other Person or affect the Company's exclusive right to market, distribute or sell the Company's services, or (iv) the provision of products or services to customers.

          (c) Except for those agreements described in reasonable detail in
Schedule 3.10, the Company is not a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, any portion of the business of the Company, is or may be conducted or which purports to limit the freedom of the Company to compete in any line of business or with any Person. Except for those agreements described in reasonable detail in Schedule 3.10, there are no agreements, understandings, instruments or proposed transactions of the Company in which the Company has granted or offered to any other Person most-favored-nation or similar preferential pricing with respect to its products and/or services. Except for those agreements described in reasonable detail in Schedule 3.10, there are no agreements, understandings, instruments or proposed transactions of the Company pursuant to which the Company has granted any other Person an exclusive right to market, distribute or sell the Company's services.

          (d) The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its articles of incorporation or bylaws that contains, to the Actual Knowledge of Seller and the Company or the Company, terms and conditions more onerous than those usual and customary in the industry under similar business or market conditions current at the time and that adversely affects its business as now conducted.

          (e) For the purposes of subsections (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

     Section 3.11 Brokers. If the Company has engaged a broker in connection with the Transactions, Seller shall be solely responsible for all fees, commissions and expenses of such broker in connection with the Transactions.

     Section 3.12 Litigation; Proceedings. Except as disclosed in Schedule 3.12, there are no Proceedings pending or, to the Actual Knowledge of Seller and the Company, threatened by or against, or relating to Seller, the Company, any of their respective assets or the Business, or to or by which Seller, the Company, any of their respective assets or the Business may be subject or bound, at law or in equity, and no facts, events or circumstances exist or have occurred which could result in such an Proceeding following the Closing.

     Section 3.13 Tax Returns and Payments.

     (a) The Company has timely filed all Tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has disclosed on its federal income Tax return all positions taken therein that could give rise to a substantial understatement penalty under Code
Section 6662. Except as disclosed in Schedule 3.13, the Company has paid all Taxes and other assessments due in a timely manner (whether or not shown on any Tax return). The Company has never had any Tax deficiency assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or governmental charge. None of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities and Seller does not expect any authority to assess any additional Taxes for any period for which tax returns have been filed. Since the Balance Sheet Date, the Company has not incurred any Taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all Taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each amount paid to any employee, independent contractor, creditor, stockholder, or other third party, the amount of all Taxes (including, but not limited to, federal income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes) required to be withheld or collected therefrom, and has paid the same when due to the proper tax receiving officers or authorized depositories.

     (b) Each affiliated group of corporations filing consolidated Tax returns of which the Company is or has been a member ("Affiliated Group") has filed all income Tax returns that it was required to file for each taxable year during which the Company was a member of the group. All such Tax Returns were true and correct in all material respects. All income Taxes owed by any Affiliated Group (whether or not shown on any Tax return) have been paid for each taxable period during which the Company was a member of the group The Company is not a party to or bound by any Tax allocation or Tax sharing agreement. The Company has no liability for the Taxes of any Person other than the Company (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

     (c) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

          (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

          (ii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

          (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or

          (iv) prepaid amount received on or prior to the Closing Date.

     (d) Seller has delivered to Purchaser correct and complete copies of all Tax returns filed by the Company (including pertinent sections of any consolidated federal income Tax returns in which the operations of the Company were included).

     Section 3.14 Environmental Protections. The Company is in compliance with all applicable Environmental Laws. There is no pending or, to the Actual Knowledge of Seller and the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law involving the Company. The Company has not caused, arranged or allowed, or contracted with any party for, the transportation, treatment, storage or disposal of any Hazardous Substance in connection with the operation of their business or otherwise. No Hazardous Substance has been released into the environment on or from the Leased Real Property by the Company, which release is required under applicable Environmental Laws to be abated or remediated by the Company. There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that can reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Company, allegedly or actually based on or related to any violation of any Environmental Law or that is reasonably likely to require the Company to incur any Losses in connection therewith. Set forth on Schedule 3.14 is a list of all governmental authorizations currently held by the Company pursuant to Environmental Laws. For purposes of this Agreement, the term "Environmental Laws" shall mean any federal, state, local or foreign law (including without limitation common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to health or safety of Persons, natural resources, conservation, wildlife, waste management, Hazardous Substances, and pollution (including without limitation, regulation of releases and disposals to air, soil, land water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 6901 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq., Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Section 1251 et seq., Toxic Substances Control Act of 1976, 15 U.S.C.
Section 2601 et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq., National Environmental Policy Act of 1975, 42 U.S.C. Section 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 300 (f) et seq., and any similar or implementing state, local and foreign law, and all successor statutes, amendments, rules, regulations, guidance documents and publications promulgated thereunder. For purposes of this Agreement, the term "Hazardous Substances" shall include any chemical, wastes, compounds, byproducts, pollutants, contaminants, flammable materials, petroleum, polychlorinated biphenyls, explosives, radioactive materials, hazardous wastes, toxic substances, asbestos containing material or any other substance or material now or hereafter defined as hazardous or toxic pursuant to Environmental Laws, and any other material that, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed, generated, manufactured, transported or otherwise handled.

     Section 3.15 Disclosure. No representation or warranty by the Company contained in this Agreement, nor any certificate furnished or to be furnished by the Company to Purchaser or its representatives pursuant to the terms of this Agreement, taken together and not individually, contains any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained, in light of the circumstances under which they are or will be made, not misleading.

     Section 3.16 Purchaser's Acknowledgement. Notwithstanding anything herein contained, the Purchaser acknowledges that it is aware of and consents to the Company and the Seller entering into agreements or taking other actions relating to the Company transferring its subscribers, disposing of or transferring its equipment, terminating its employees, terminating agreements other than the Licenses, Tower Leases and Leases, settling its accounts and distributing the proceeds of any or all of the above-noted transactions to Seller.

                                    ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF EACH RELATED PARTY

     As a material inducement to Purchaser to enter into this Agreement and purchase the Shares to be purchased by it hereunder, each Related Party represents and warrants to Purchaser that:

     Section 4.1 Authorization of Transactions. Such Related Party has full legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Related Party is a party, and to perform his or its obligations hereunder and thereunder. This Agreement and the other documents contemplated hereby to which such Related Party is a party have been or will be duly executed and delivered by such Related Party and constitute, or when executed and delivered will constitute, the valid and binding agreements of such Related Party, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

     Section 4.2 Absence of Conflicts. Neither the execution and the delivery of this Agreement and the Ancillary Documents to which such Related Party is a party, nor the consummation of the Transactions, will (a) conflict with, result in a breach of any of the provisions of; (b) constitute a default under; (c) result in the violation of; (d) give any third party the right to terminate or to accelerate any obligation under; (e) result in the creation of any Lien upon the equity of the Company under; or (f) other than Consents from the FCC, require any authorization, consent, approval, execution or other action by or notice to any Governmental Authority under, any indenture, mortgage, lease, loan agreement or other material agreement or instrument to which such Related Party is bound or affected, or any Law to which such Related Party is subject.

     Section 4.3 Litigation. Other than with respect to the Consents from the FCC as otherwise disclosed herein, there are no Proceedings pending, or to Related Party's Actual Knowledge, after due inquiry, threatened by or against or relating to such Related Party, at law or in equity, or before or by any Governmental Authority, which would adversely affect such Related Party's performance under this Agreement, the Ancillary Documents to which such Related Party is a party or the consummation of the Transactions.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Section 5.1 Organization and Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser is qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the ownership of properties or the conduct of its business requires Purchaser to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Purchaser has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder.

     Section 5.2 Authorization; Enforceability. The execution, delivery and performance by Purchaser of this Agreement, the Ancillary Documents and each of the Transactions have been duly and validly authorized by Purchaser and no other act or proceeding on the part of Purchaser or its managers or members is necessary to authorize the execution, delivery or performance by Purchaser of this Agreement or any Ancillary Document or the consummation of any of the Transactions. This Agreement has been duly executed and delivered by Purchaser, and this Agreement constitutes, and the Ancillary Documents upon execution and delivery by Purchaser will each constitute, a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     Section 5.3 Absence of Conflicts. Neither the execution and the delivery of this Agreement and the Ancillary Documents to which Purchaser is a party, nor the consummation of the Transactions, will (a) conflict with, result in a breach of any of the provisions of; (b) constitute a default under; (c) result in the violation of; (d) give any third party the right to terminate or to accelerate any obligation under; or (e) require any authorization, consent, approval, execution or other action by or notice to any Governmental Authority under, any indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Purchaser is bound or affected, or any Law which Purchaser is subject.

     Section 5.4 Litigation. There are no Proceedings pending, or to the Actual Knowledge of Purchaser, threatened by or against or relating to Purchaser, at law or in equity, or before or by any Governmental Authority, which would adversely affect Purchaser's performance under this Agreement, the Ancillary Documents to which Purchaser is a party or the consummation of the Transactions.

     Section 5.5 Brokers. Purchaser has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions in connection with the Transactions.

                                    ARTICLE 6
                         COVENANTS AND OTHER AGREEMENTS

     Section 6.1 Covenants of Seller. During the period from the date of this Agreement to the Closing or until any earlier termination of this Agreement in accordance with its terms:

          (a) except for a Lien in favor of Purchaser in connection with the Loan or as consented to in writing by an authorized representative of Purchaser, Seller shall not deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any of the Shares or any rights or options to acquire any of such Shares or authorize, commit or agree to take any of the foregoing actions;

          (b) Seller shall not amend or otherwise modify the Company's articles of incorporation or bylaws, without Purchaser's prior written consent;

          (c) except as specifically set forth on Schedule 6.1, Seller shall not take any action or fail to take any action that would cause the representations and warranties set forth in Article 3 to no longer be true and correct in all material respects; and

          (d) Seller shall use commercially reasonable efforts to preserve its relationships with the lessors under the Leases and the Tower Leases.

     Section 6.2 Exclusivity. From and after the date of this Agreement until the Closing or the termination of this Agreement in accordance with its terms, each of the Seller and the Company will not, nor will either authorize or permit any of its officers, directors, Affiliates, Employees, agents or any investment banker, attorney or other advisor or representative (or any of their respective Affiliates) to, directly or indirectly:

          (a) take any action to initiate, solicit, facilitate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

          (b) participate in any discussions or negotiations regarding, furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal;

          (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal;

          (d) amend or grant any waiver or release under any standstill or similar agreement with respect to equity securities of the Company (a "Standstill Agreement"); or

          (e) approve, endorse or recommend any Acquisition Proposal;

The Company will immediately cease any and all existing activities, discussions or negotiations with any parties (other than Purchaser) conducted heretofore with respect to any Acquisition Proposal. The Company shall notify Purchaser immediately (but in any event within 48 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, or of any request for information relating to the Company for access to the properties, books or records of the Company by any Person for the purpose of making an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the terms and conditions of any such Acquisition Proposal or request for information. The Company will keep Purchaser informed on a prompt basis (but in any event within 48 hours) of the material developments (including amendments or proposed amendments) of any such Acquisition Proposal request.

     Section 6.3 Consummation of Transactions. From and after the date of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Law to perform its obligations under this Agreement and to consummate the Transactions as soon as reasonably practicable. The Parties acknowledge and agree that an application for consent to carry out certain aspects of the U.S. Reorganization will be required to be filed either prior to or concurrently with the application for consent to the sale of the Shares to Purchaser. The Parties agree that in no event shall the Transactions be consummated prior to receiving any requisite approvals from Governmental Authorities.

     Section 6.4 Compliance with Law. Prior to Closing, Seller shall comply in all material respects with Laws applicable to the Licenses.

     Section 6.5 Certain Notices. Each Party shall promptly notify the other Party in reasonable detail:

          (a) upon the commencement of, or the impending or threatened commencement of, or upon obtaining Knowledge of any facts that would give rise to, any claim, action or proceeding brought to enjoin the consummation of the Transactions, or against or relating to (i) the notifying Party or its properties or assets, which could materially adversely affect the Transactions or its ability to perform its obligations hereunder, or (ii) the Licenses or Leases or their use;

          (b) upon the occurrence of, or the impending or threatened occurrence of, or upon obtaining Knowledge of any facts that would give rise to, any event which could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and shall use commercially reasonable efforts to prevent or promptly remedy such breach; and

          (c) upon the occurrence or existence of any event, condition, circumstance or state of facts known to the notifying Party, which has had or could have a material adverse effect on the Transactions or its ability to perform its obligations hereunder, or could materially adversely affect the Licenses or Leases or their use.

     Section 6.6 Confidentiality. Pursuant to this Agreement and the performance thereof, each Party (the "Receiving Party") may receive certain Confidential Information from the other Party (the "Disclosing Party"). The Receiving Party shall not use for itself, except in performance of the Agreement, or disclose to any Person this Agreement or any Confidential Information of the Disclosing Party, except (a) information that was gained independent of the Receiving Party's relationship with the Disclosing Party and that has become publicly available through no breach of any obligation of confidentiality by the Receiving Party; (b) information that is communicated to a third party with the prior written consent of the Disclosing Party; or (c) information that is required to be disclosed pursuant to the lawful order of any Governmental Authority or disclosure that is required by operation of Law, but in such event, only to the extent such disclosure is required and, to the extent reasonably practicable, prior written notice must be given to allow the Disclosing Party to seek a protective order or other appropriate remedy. In the event of a beach or threatened breach of the terms of this section, the Disclosing Party shall be entitled to seek an injunction prohibiting any such breach. Any such injunctive relief shall be in addition to, and not in lieu of, any appropriate relief in the way of money damages or any other remedies available at law or in equity.

     Section 6.7 Further Assurances. Each Party shall forthwith upon request execute and deliver such documents and take such actions as may reasonably be requested by the other Party in order to effectuate the purposes of this Agreement and the Ancillary Documents.

     Section 6.8 FCC Qualifications. The Company hereby covenants and agrees that prior to the Closing it shall maintain all necessary qualifications to hold and to obtain renewal in the ordinary course of the Licenses and Leases, and further covenants that it shall not knowingly or negligently take any action, or fail to take any action, which action or failure to act creates a material risk that Company would not be qualified to hold the Licenses or Leases or that FCC would revoke the Licenses or Leases.

     Section 6.9 Consents. The Parties shall use commercially reasonable efforts and shall cooperate to prepare and file with Governmental Authorities and other Persons, no later than ten (10) days following the Effective Date, all applications, notices, petitions and other documentation necessary or advisable to obtain the Consents (it being understood that the failure to file within such period shall not constitute a breach of this Agreement if the Parties are acting in compliance with this Section 6.9). Each Party shall furnish to the other party all information concerning such party and its Affiliates reasonably required for inclusion in any application to be made in connection with the Transactions or to determine compliance with FCC Laws. Purchaser shall promptly reimburse Seller and the Company for any costs and expenses which they incur in connection with the preparation, review and filing of applications for such Consents, which are unrelated to the U.S. Reorganization.

     Section 6.10 Employee Matters. On or before 12:01 am on the Closing Date, Seller shall cause the Company to terminate the employment with the Company of all of the Employees. Seller and each Related Party acknowledges and agrees that Purchaser shall be permitted, but not required, to offer employment to any of the Employees at any time on or after the Closing Date.

     Section 6.11 U.S. Reorganization. Purchaser acknowledges that Seller, CWS and their Affiliates intend to effectuate the U.S. Reorganization after the Effective Date, but prior to the Closing. Purchaser agrees that Seller and CWS may take any and all actions necessary to effectuate the U.S. Reorganization; provided, that (i) Seller and CWS shall obtain the written consent of Purchaser, which may be withheld by Purchaser in its sole discretion, acting reasonably, prior to taking any action in connection with the U.S. Reorganization which would potentially cause a breach by Seller of any of its covenants under this
Article 6, including its agreement to prepare and file with Governmental Authorities and other Persons, no later than ten (10) Business Days following the Effective Date, all applications, notices, petitions and other documentation necessary or advisable to obtain the Consents, (ii) upon the merger of SkyCable and Seller, the surviving entity (the "Surviving Entity") shall execute and deliver to Purchaser an assumption agreement, which shall be in a form acceptable to Purchaser in its sole discretion, pursuant to which the Surviving Entity expressly acknowledges and agrees that it has assumed all of the obligations of Seller hereunder and that each of the representations and warranties set forth in Article 3 of this Agreement are true and correct immediately following the merger as though made by the Surviving Entity on and as of such date, and (iii) each of CWI and Newco shall execute joinders to this Agreement, which shall be in a form acceptable to Purchaser, acting reasonably, pursuant to which CWI and Newco each agree to become bound by and assume the obligations of a Related Party under this Agreement, including without limitation the indemnification obligations of a Related Party under Article 9.

     Section 6.12 Assumed Liabilities. The Company shall not have any obligation or liability of any nature whatsoever, whether accrued or fixed, absolute or contingent, known or unknown, or determined or determinable, and whether incurred prior to, on or after the Closing Date, other than the following (collectively, the "Assumed Liabilities"): (a) all liabilities and obligations of the Company under the Leases, Licenses and the Tower Leases arising or to be performed after the Closing and relating to the time period on and after the Closing Date; and (b) the liabilities and obligations of the Company described on Schedule 6.12 attached hereto. Seller and the Company shall cause all obligations or liabilities of the Company of any nature whatsoever (other than the Assumed Liabilities) (the "Rejected Liabilities") to be terminated, satisfied, discharged or waived by the Company and each of the other Persons that are a party thereto on or before the Closing. Provided that the Company complies with this section, Purchaser shall cause the Company to pay to Seller the amount of any accounts receivable accrued prior to Closing but received by the Company following Closing. Purchaser shall have no obligation to take, or to cause the Company to take, any action to collect on any accounts receivable accrued prior to Closing. The Company may assign the accounts receivable to or to the order of the Seller prior to the Closing

     Section 6.13 Change of Name. Forthwith following the Closing, the Purchaser shall cause the Company to change its name and to cease using the name "Craig" in any of its operations.

     Section 6.14 Canadian Reorganization. New Holdco shall execute a joinder to this Agreement, which shall be in a form acceptable to Purchaser, acting reasonably, pursuant to which NewHoldco agrees to become bound by and assume the obligations of a Related Party under this Agreement, including without limitation the indemnification obligations of a Related Party under Article 9.

                                    ARTICLE 7
                              CONDITIONS TO CLOSING

     Section 7.1 Conditions to the Obligations of Both Parties. Each Party's obligation to consummate the Transactions contemplated by this Agreement is subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions, as applicable to the Party specified:

          (a) The FCC shall have approved the application for consent to the sale of the Shares to Purchaser (or its designee) as required, such approval shall have become a Final Order, and such Final Order shall be in full force and effect; and all other notices, filings and Consents required to be made or obtained prior to the Closing by either Party or any of its respective Affiliates with or from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been made or obtained.

          (b) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any Law promulgated or enacted by any Governmental Authority, shall be in effect that would impose material limitations on the ability of either Party to consummate the Transactions.

     Section 7.2 Conditions to the Obligations of Seller. Seller's obligation to consummate the Transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a) The representations and warranties of Purchaser contained herein and in the Ancillary Documents shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct) as of the Closing as if made on and as of such Closing Date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date), and Seller shall have received a certificate to such effect dated as of such Closing Date and executed by a duly authorized officer of Purchaser.

          (b) The covenants and agreements of Purchaser to be performed under this Agreement and the Ancillary Documents on or prior to a Closing shall have been duly performed in all material respects, and Seller shall have received a certificate to such effect dated as of such Closing Date and executed by a duly authorized officer of Purchaser.

          (c) The transactions contemplated by the U.S. Reorganization and the Canadian Reorganization shall have received FCC approval, if such approval is required.

     Section 7.3 Conditions to the Obligations of Purchaser. Purchaser's obligation to consummate the Transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a) The representations and warranties of Seller, the Company and each Related Party contained herein and in the Ancillary Documents shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct) as of the Closing as if made on and as of such Closing Date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date), and Purchaser shall have received certificates to such effect dated as of such Closing Date and executed by a duly authorized officer of Seller, the Company and each Related Party.

          (b) The covenants and agreements of Seller, the Company and each Related Party to be performed under this Agreement and the Ancillary Documents on or prior to a Closing shall have been duly performed in all material respects, and Purchaser shall have received certificates to such effect dated as of such Closing Date and executed by a duly authorized officer of Seller, the Company and each Related Party.

          (c) Seller and each of its Affiliates that are a party to any of the Loan Documents shall have complied in all material respects with each of the terms and conditions of the Loan Documents through and including the Closing Date.

          (d) Seller shall have executed and delivered to Purchaser (or its designee) stock certificates representing all of its Shares, endorsed in blank or accompanied by duly executed assignment documents.

          (e) Seller and Purchaser, or Purchaser's designee, shall have entered into the Investment Documents required by Purchaser in connection with the acquisition by Purchaser, or Purchaser's designee, of a 15% ownership interest in the Joint Venture.

          (f) Seller and Purchaser, or Purchaser's designee, shall have entered into the Equipment Lease Agreement.

          (g) Seller, each Related Party and their Affiliates shall have entered into the Noncompete Agreement.

          (h) Seller shall have delivered evidence, in a form reasonably satisfactory to Purchaser, of the termination of all of the Employees of the Company in accordance with Section 6.10.

          (i) The Purchaser shall have received documentation evidencing the termination, satisfaction, discharge or waiver of all Rejected Liabilities as required under Section 6.12, which documentation shall be in a form reasonably satisfactory to Purchaser.

          (j) The Purchaser shall have received evidence, including estoppel certificates from the parties to all Leases and Tower Leases, in a form reasonably satisfactory to Purchaser, that (i) the Purchaser has received a complete and accurate copy of the Leases and Tower Leases, including any amendments, (ii) the Leases and Tower Leases are in full force and effect and there are no uncured breaches or defaults by the Company under any Lease or Tower Lease, (iii) all payments to be made by the Company under the Leases and Tower Leases have been made as of the date of such estoppel certificate, (iv) the parties to the Leases and Tower Leases have not imposed any restrictions that would prevent the Company from using the ITFS Channels and Tower Sites for any purpose permitted under applicable law.

                                    ARTICLE 8
                                   TERMINATION

     Section 8.1 Termination. This Agreement may be terminated at any time:

          (a) by mutual written consent of Purchaser and Seller;

          (b) by either Purchaser or Seller if (i) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, or (ii) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining Purchaser and Seller from consummating the Transaction is entered and such judgment, injunction or order shall have become final and non-appealable;

          (c) by either Party upon the material breach of the other party if such breach is not cured within thirty (30) days following written notice by the non-breaching party which notice shall describe the breach ; provided, however, such thirty (30) day period shall be extended to ninety (90) days if the breach by its nature cannot be cured within such thirty (30) day period and if the breaching party promptly commences to cure the breach within such thirty (30) day period and continues to proceed thereafter with reasonable diligence;

          (d) by either the Purchaser or Seller, if the Closing has not occurred within eighteen (18) months of the date of this Agreement, provided that the failure to close on or before such date is not the fault of the terminating Party; or

          (e) by Seller if the FCC does not consent to the U.S. Reorganization within eighteen (18) months of the date of this Agreement, provided that Seller shall have the right to terminate this Agreement under this Section 8.1(e) only if such FCC consent is required by applicable law and Seller has exercised its best efforts, acting in good faith, to obtain such FCC consent.

     Section 8.2 Effect of Termination. In the event of a termination of this Agreement in accordance with its terms, neither Party shall have any liability or further obligation to the other, except that

          (a) nothing herein will relieve a Party from liability for any breach by such Party of this Agreement; and

          (b) the provisions of this Article 8, Article 9 and Article 10 shall survive the termination of this Agreement.

Whether or not Closing occurs, subject to Section 6.9, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

                                    ARTICLE 9
                              SURVIVAL AND REMEDIES

     Section 9.1 Survival. The representations and warranties contained in this Agreement shall survive the Closing until two (2) years after the Closing Date and shall expire at such time. The covenants and other agreements contained in this Agreement shall survive the Closing until the date or dates specified therein or the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters, whichever is later.

     Section 9.2 Seller Indemnification. Seller and each Related Party (which, following the Canadian Reorganization, shall not include CWS or Manalta Investment

Company Ltd. but, rather, New Holdco) shall jointly and severally indemnify Purchaser, its representative members, managers, officers, employees, agents, successors and assigns and Affiliates (the "Purchaser Indemnified Parties") and hold the Purchaser Indemnified Parties harmless from and against any and all Damages based upon, attributable to or resulting from:

          (a) the failure of any representation or warranty of Seller, the Company or any Related Party set forth in this Agreement or the Ancillary Documents, or any representation or warranty contained in any certificate delivered by pursuant to this Agreement, to be true and correct as of the dates made;

          (b) the breach of any covenant or other agreement on the part of Seller, the Company or any Related Party under this Agreement or the Ancillary Documents;

          (c) any acts, errors, omissions, operations or other activities of or relating to the Company and its Business with respect to periods prior to the Closing Date;

          (d) any Rejected Liabilities;

          (e) any and all of items which are listed in Schedule 3.12 hereto;

          (f) the employment, termination of employment, compensation or employee benefits of any nature owed to any Employees (or the beneficiary of any Employee) that arises out of or relates to the employment relationship between the Company and any such employee or former employee prior to the Closing Date or the termination of such relationship. Without limiting the foregoing, Seller shall be responsible for (1) the payment of any severance payment or benefits that become due to any Employee or former employee as a result of the termination of such Employee or former employee by the Company on or before the Closing Date, (2) all legally mandated continuation coverage, including "COBRA" coverage required under Sections 601 to 608 of ERISA and 4980B of the Code, for Employees of the Business and their covered dependents who had or have a loss of coverage due to a " qualifying event" (within the meaning of Section 603 of ERISA) due to a termination of employment by Seller, and (3) any contributions due under any benefit plans of the Company on or prior to Closing, as well as the payment of any withdrawal liability that exists on or prior to Closing, or which would exist if a complete withdrawal were to occur immediately prior to the Closing; and

          (g) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including, without limitation, reasonable legal fees and expenses, and travel costs and expenses) incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     For certainty, in the event that the licence of station WNC261 at Honolulu, Hawaii utilizing the D-Group Channels 1-4 is not renewed by the FCC, Purchaser acknowledges and agrees that it shall not be entitled to any indemnification for any claim resulting from such non-renewal.

     Section 9.3 Purchaser Indemnification. Purchaser shall indemnify Seller and its agents, successors and assigns and Affiliates (the "Seller Indemnified Parties") and hold the Seller Indemnified Parties harmless from and against any and all Damages based upon, attributable to or resulting from:

          (a) the failure of any representation or warranty of Purchaser set forth in this Agreement or the Ancillary Documents, or any representation or warranty contained in any certificate delivered by pursuant to this Agreement, to be true and correct as of the dates made; and

          (b) the breach of any covenant or other agreement on the part of Purchaser under this Agreement or the Ancillary Documents.

     Section 9.4 Tax Matters.

          (a) Seller and each Related Party shall jointly and severally indemnify each of the Purchaser Indemnified Parties and hold them harmless from and against, any Damages attributable to (i) all Taxes (or the non-payment thereof) of the Company for (A) any taxable period ending on or before the Closing Date and (B) the portion up to and including the Closing Date of the taxable period that includes (but does not end on) the Closing Date (the periods covered by (A) and (B) the "Pre-Closing Tax Period"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law and (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or any Law, which Taxes relate to an event or transaction occurring prior to the Closing. For greater certainty, in the case of any taxable period that includes (but does not end on) the Closing Date, the amount of the income of the Company and the amount of any Taxes for such period shall be determined based on an interim closing of the books as of the close of business on the Closing Date.

          (b) Seller shall include the income of the Company recognized on or before the Closing Date (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on the consolidated federal income Tax returns filed by the Seller for all periods ending on or before or including the Closing Date and shall pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, Seller shall cause the Company to join in Seller's consolidated federal income Tax return for such period and, in jurisdictions requiring separate reporting from Seller, to file separate company state and local income Tax returns. All Tax returns described in the immediately preceding sentence shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law and the Purchaser shall have the right to review and comment on any such Tax returns prepared by Seller that are filed after the Closing Date. Purchaser shall cause the Company to furnish information to Seller as reasonably requested by Seller to allow Seller to satisfy its obligations under this section in accordance with past custom and practice. The Company and Purchaser shall consult and cooperate with Seller as to any elections to be made on returns of the Company for periods ending on or before the Closing Date. Purchaser shall cause the Company to be included in the Clearwire Corporation combined or consolidated income Tax returns for all periods other than periods ending on or before the Closing Date, and shall include the income of the Company recognized after the Closing Date on such income Tax returns.

          (c) Seller shall timely prepare and submit to Purchaser for review, approval (which approval shall not be unreasonably withheld), and filing (A) any income Tax returns for the Company for the taxable period that includes the Closing Date (other than income Tax returns with respect to periods for which a consolidated, unitary or combined income Tax return of Seller and its affiliates will include the operations of the Company) and ends on December 31, 2004 (the fiscal year the Company will be required to adopt following its acquisition by Purchaser), (B) any sales and use Tax returns with respect to the Pre-Closing Tax Period that are filed after the Closing Date, (C) any property Tax returns with respect to the Pre-Closing Tax Period that are filed after the Closing Date, and (D) any excise Tax returns (including the Hawaii general excise Tax return) with respect to the Pre-Closing Tax Period that are filed after the Closing Date. Seller shall make such revisions to the Tax returns described in the preceding sentence as are reasonably requested by Purchaser.

          (d) Purchaser, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns pursuant to this Section 9.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to the preparation of any such Tax return or to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

          (e) In the event that Seller is merged into or consolidated with another entity, (i) Seller's successor shall likewise be bound by the foregoing provisions of this Section 9.4 and (ii) references to Seller herein shall be construed as references to Seller's successor, as appropriate to give effect to the intent of this Section 9.4.

     Section 9.5 Indemnification Procedures.

          (a) In the event that any claim shall be asserted by any Person in respect of which payment may be sought under Sections 9.2, 9.3 or 9.4 hereof (each, a "Claim"), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has Actual Knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Damages under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate, or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation, or settlement of any such Claim.

          (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

          (c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

          (d) An indemnifying party shall not have any liability under Section 9.2(a) or Section 9.3(a) hereof unless the aggregate amount of Claims to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct in all material respects, exceeds $100,000 (the "Indemnification Threshold") and, in such event, the indemnifying party shall be required to pay the amount of such Claims including those used to compute the Indemnification Threshold.

     Section 9.6 Offset Against Equipment Lease Agreement Obligation. At the election of a Purchaser Indemnified Party, any amount payable to such Purchaser Indemnified Party by Seller under this Article 9 may be satisfied by a corresponding reduction in the amount of equipment to be leased to the Joint Venture pursuant to the Equipment Lease Agreement.

                                   ARTICLE 10
                                  MISCELLANEOUS

     Section 10.1 Entire Agreement. This Agreement and the Ancillary Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the subject matter hereof and thereof.

     Section 10.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (in the case of an amendment) by Seller and Purchaser or (in the case of a waiver) by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 10.3 Remedies Cumulative. Except as otherwise provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

     Section 10.4 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however, that Purchaser may, at any time prior to the closing, assign this Agreement, or Purchaser's right to receive assignment of one or more of the Licenses, or Leases, or Related Assets, to any Affiliate of Purchaser, without the consent of Seller.

     Section 10.5 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise), as evidenced by written receipt or other written proof of delivery (which may be a printout of the tracking information of a courier service that made such delivery), or
(ii) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown by evidence produced by the facsimile machine used for such transmission), in each case to the applicable addresses set forth below (or such other address which either Party may from time to time specify):

If to Seller or any Related Party:

6th Floor, 177 Lombard Avenue
Winnipeg, MB R3B 0W5
Attention: Boyd Craig
Facsimile: (204) 957-7408

With a copy to:

Aikins, MacAulay & Thorvaldson LLP
30th Floor, 360 Main Street
Winnipeg, MB R3C 4G1
Attention: Michael E. Guttormson
Facsimile: (204) 957-4219

If to Purchaser:

Fixed Wireless Holdings, LLC
10210 N.E. Points Drive, Suite 210
Kirkland, WA 98033
Attention: Benjamin G. Wolff
Facsimile: (425) 828.8061

With a copy to:

Davis Wright Tremaine LLP
1501 Fourth Avenue
2600 Century Square
Seattle, WA 98101
Attention: Julie A. Weston, Esq.
Facsimile: (206) 628-7699

     Section 10.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Washington, without reference to the choice of law principles thereof.

          (b) The Parties submit to the jurisdiction of the state and federal courts located in King County, Washington. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

     Section 10.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, the Parties shall bear their respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the Transactions. All filing fees required to be paid to any Governmental Authority in connection with satisfying the conditions set forth in Section 7 will be borne by Purchaser, except for fees in connection with the U.S. Reorganization or the Canadian Reorganization.

     Section 10.8 Invalidity. In the event that any of the provisions contained in this Agreement or in any other instrument referred to herein, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other instrument and such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, unless the consummation of the Transactions is impaired thereby.

     Section 10.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 10.10 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

                                        CRAIG WIRELESS NEVADA INC.


                                        By: /s/ T. Boyd Craig
                                            ------------------------------------
                                        Name: T. Boyd Craig
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------


                                        CRAIG WIRELESS HONOLULU INC.


                                        By: /s/ T. Boyd Craig
                                            ------------------------------------
                                        Name: T. Boyd Craig
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------


                                        CRAIG WIRELESS SYSTEMS INC.


                                        By: /s/ T. Boyd Craig
                                            ------------------------------------
                                        Name: T. Boyd Craig
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------


                                        FIXED WIRELESS HOLDINGS, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                      AMENDMENT TO STOCK PURCHASE AGREEMENT

     AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of November 30, 2004, by and among Craig Wireless Honolulu Inc., a Hawaii corporation (the "Company"), Craig Wireless Nevada Inc., a Nevada corporation ("Seller"), Craig Wireless Systems Inc., a Canadian federal corporation ("CWS"), and Fixed Wireless Holdings, LLC, a Delaware limited liability company ("Purchaser"). Seller, the Company, CWS and Purchaser may be referred to herein as "Parties" or each a "Party."

     WHEREAS the Parties are parties to a Stock Purchase Agreement dated as of September 30, 2004 (the "Stock Purchase Agreement");

     AND WHEREAS the parties hereto wish to make certain amendments to the Stock Purchase Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby covenant and agree each with the other as follows:

1.   INTERPRETATION

1.1  Defined Terms

     The term "Amending Agreement" refers to this agreement. Capitalized terms used in this Amending Agreement and not otherwise defined shall have the meaning attributed thereto in the Stock Purchase Agreement.

2.   AMENDMENTS TO STOCK PURCHASE AGREEMENT

2.1  Amendment to Exhibit A of Stock Purchase Agreement

     The Stock Purchase Agreement be and is hereby amended by deleting Exhibit A attached to the Stock Purchase Agreement in its entirety and replacing that Exhibit with Exhibit A attached hereto.

2.2  Amendment to Article 1 of Stock Purchase Agreement

     Article 1 of the Stock Purchase Agreement be and is hereby amended by deleting the definition of "Related Party" in its entirety and replacing that definition with the following:

          "Related Party" means CWS and, following the execution and delivery of joinders to this Agreement as contemplated under Section 6.11, each of CWI and Newco and, subsequent to the Canadian Reorganization, and following the execution and delivery of a joinder to this Agreement as contemplated under Section 6.14, means New Holdco or AmalgCo., as applicable, as referred to therein.

     Article 1 of the Stock Purchase Agreement shall be amended by adding the following three definitions at the end of Article 1:

          "Part 1 of the Canadian Reorganization" means the series of transactions described in Part 1 of Exhibit A attached hereto, being steps 1 and 2.

          "Part 2 of the Canadian Reorganization" means the series of transactions described in Part 2 of Exhibit A attached hereto, being steps 3 to 9.

          "AmalgCo" identified on Exhibit A attached hereto shall mean Manalta Investment Company Ltd., formed by the amalgamation which is part of
          Part 1 of the Canadian Reorganization.

2.3  Amendment to Section 9.4 of Stock Purchase Agreement

     Section 6.6 of the Stock Purchase Agreement be and is hereby deleted in its entirety and replaced with the following:

     "Section 6.6 Confidentiality. Pursuant to this Agreement and the performance thereof, each Party (the "Receiving Party") may receive certain Confidential Information from the other Party (the "Disclosing Party"). The Receiving Party shall not use for itself, except in the performance of this Agreement, or disclose to any Person this Agreement or any Confidential Information of the Disclosing Party, except (a) information that was gained independent of the Receiving Party's relationship with the Disclosing Party and that has become publicly available through no breach of any obligation of confidentiality by the Receiving Party; (b) information that is communicated to a third party with the prior written consent of the Disclosing Party; or (c) information that is required to be disclosed pursuant to the lawful order of any Governmental Authority or disclosure that is required by operation of Law, but in such event, only to the extent such disclosure is required and, to the extent reasonably practicable, prior written notice must be given to allow the Disclosing Party to seek a protective order or other appropriate remedy. In the event of a breach or threatened breach of the terms of this section, the Disclosing Party shall be entitled to seek an injunction prohibiting any such breach. Any such injunctive relief shall be in addition to, and not in lieu of, any appropriate relief in the way of money damages or any other remedies available at law or in equity. Notwithstanding the foregoing: (i) a Receiving Party may disclose this Agreement and Confidential Information to any Person who (a) is a potential investor in, lender to, or purchaser of securities or assets of, a Party or its Affiliate, or a Person with which a merger or similar transaction is proposed to be entered into (including, but not limited to, any disclosure made in connection with the U.S. Reorganization and the Canadian Reorganization), (b) has requested access to Confidential Information, and (c) has entered into a confidentiality agreement pursuant to which it will be required to maintain such

     Confidential Information in confidence in accordance with terms and conditions customary in such circumstances; (ii) a Receiving Party may disclose this Agreement and Confidential Information to a Governmental Authority or any other Person (whose consent is required under this Agreement) in connection with any applications, notices, petitions and other documentation, to the extent necessary or advisable to obtain the Consents."

2.4  Amendment to Section 6.14 of Stock Purchase Agreement

     Section 6.14 of the Stock Purchase Agreement be and is hereby deleted in its entirety and replaced with the following:

          Section 6.14 Canadian Reorganization. At the time of completion of
          Part 1 of the Canadian Reorganization, and continuing in effect until the completion of Part 2 of the Canadian Reorganization, AmalgCo. shall execute a joinder to this Agreement, which shall be in a form acceptable to Purchaser, acting reasonably, pursuant to which AmalgCo. agrees to become bound by and assume the obligations of a Related Party under this Agreement, including without limitation the indemnification obligations of a Related Party under Article 9. At the time of completion of Part 2 of the Canadian Reorganization, New Holdco shall execute a joinder to this Agreement, which shall be in a form acceptable to Purchaser, acting reasonably, pursuant to which NewHoldco agrees to become bound by and assume the obligations of a Related Party under this Agreement, including without limitation the indemnification obligations of a Related Party under Article 9.

2.5  Amendment to Section 9.2 of Stock Purchase Agreement

     Section 9.2 of the Stock Purchase Agreement be and is hereby amended by deleting the initial paragraph in its entirety (the first six (6) lines of that section) and replacing that initial paragraph with the following:

          Section 9.2 Seller Indemnification. Seller and each Related Party (which, following Part 1 of the Canadian Reorganization, shall include AmalgCo., and which, following Part 2 of the Canadian
          Reorganization, shall not include AmalgCo. but, in its place, New Holdco) shall jointly and severally indemnify Purchaser, its representative members, managers, officers, employees, agents, successors and assigns and Affiliates (the "Purchaser Indemnified Parties") and hold the Purchaser Indemnified Parties harmless from and against any and all Damages based upon, attributable to or resulting from:

2.6  Amendment to Section 9.4 of Stock Purchase Agreement

     Section 9.4 of the Stock Purchase Agreement be and is hereby amended by deleting the first two (2) lines of the initial paragraph (a) and replacing those two (2) lines with the following:

          Section 9.4 Tax Matters.

                    (a) Seller and each Related Party shall jointly and severally indemnify each of the Purchaser Indemnified Parties and hold them harmless from and against, any

3.   NO OTHER AMENDMENTS

3.1 In all other respects, except as provided for in this Amending Agreement, the parties hereby confirm that the terms and conditions of the Stock Purchase Agreement remain unamended and in full force and effect as of the date hereof.

     IN WITNESS WHEREOF, the Parties have duly executed this Amending Agreement as of the date first above written.


                                        CRAIG WIRELESS NEVADA INC.


                                        By: /s/ T. BOND CRAIG
                                            ------------------------------------
                                        Name: T. BOND CRAIG
                                        Title: PRESIDENT


                                        CRAIG WIRELESS HONOLULU INC.


                                        By: /s/ T. BOND CRAIG
                                            ------------------------------------
                                        Name: T. BOND CRAIG
                                        Title: PRESIDENT


                                        CRAIG WIRELESS SYSTEMS INC.


                                        By: /s/ T. BOND CRAIG
                                            ------------------------------------
                                        Name: T. BOND CRAIG
                                        Title: PRESIDENT


                                        FIXED WIRELESS HOLDINGS, LLC


                                        By: /s/ Ben Wolff
                                            ------------------------------------
                                        Name: Ben Wolff
                                        Title: Executive Vice President

                                    EXHIBIT A

                          CANADIAN REORGANIZATION-STEPS

Part 1

1. Prior to or immediately following the amalgamation referred to below: (a) SaskTel Investments Ltd. ("SaskTel") will dispose of its interest in CWII and in return be given an option to acquire an agreed upon percentage of the shares in the appropriate Newco; (b) SaskTel will sell its shares of CWII to Manalta Investment Company Ltd. ("Manalta"); or (c) SaskTel's shares will be redeemed by CWII.

2. CWII, CWBC, Manalta, Craig Music & Entertainment Inc., and CWSI will be amalgamated to form AmalgCo.

Part 2

3.   AmalgCo will incorporate a new subsidiary ("New Holdco").

4. New Holdco will incorporate a new subsidiary for the purpose of holding the Canadian wireless assets ("New CanCo").

5. New CanCo will incorporate two new wholly owned subsidiaries (each a "Newco" and respectively "New MB" and "NewBC").

6. AmalgCo. will enter into a purchase and sale agreement with New Holdco pursuant to which it will agree to transfer all of its operating assets and liabilities (other than related party liabilities) to New Holdco in return for shares of New Holdco, such transfer to be conditional upon receiving CRTC approval, and will transfer its shares of Look Communications to New Holdco.

7. New Holdco will enter into a purchase and sale agreement with New CanCo pursuant to which it will agree to transfer all of its operating assets and liabilities (other than related party liabilities) to New CanCo in return for shares of New CanCo, such transfer to be conditional upon receiving CRTC approval, and will transfer its shares of Look Communications to New CanCo.

8. Subject to CRTC approval, New CanCo will transfer the assets and liabilities (other than related party liabilities) used in the Manitoba wireless business to New MB and will transfer the assets and liabilities (other than related party liabilities) used in the British Columbia wireless business to New BC.

9. Following receipt of CRTC approval, the assets and liabilities (other than related party indebtedness) identified above will be transferred to the appropriate Newco.

     Note: The exact order in which the steps will be completed will depend on when CRTC approval to the reorganization is obtained. Further, to accomplish certain of the steps, it may be necessary to continue certain of the corporations into other jurisdictions.